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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*


                         INDIVIDUAL INVESTOR GROUP, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    455907105
                                 (CUSIP Number)


                               SEPTEMBER 30, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13G

CUSIP NO. 455907105                                            PAGE 2 OF 4 PAGES



________________________________________________________________________________
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Telescan, Inc.
         13-3487784
________________________________________________________________________________

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  [ ]
                                                                     (b)  [ ]
________________________________________________________________________________

   3     SEC USE ONLY

________________________________________________________________________________

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
________________________________________________________________________________
                 |
                 |  5  SOLE VOTING POWER
   NUMBER OF     |         1,147,432
     SHARES      |  ------------------------------------------------------------
  BENEFICIALLY   |  6  SHARED VOTING POWER
    OWNED BY     |         -0-
      EACH       |  ------------------------------------------------------------
    REPORTING    |  7  SOLE DISPOSITIVE POWER
     PERSON      |         1,147,432
      WITH       |  ------------------------------------------------------------
                 |  8  SHARED DISPOSITIVE POWER
                 |         -0-
________________________________________________________________________________

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,147,432
________________________________________________________________________________

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


________________________________________________________________________________

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        11.1%
________________________________________________________________________________

12  TYPE OF REPORTING PERSON*

        CO - Corporation
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 4 Pages

      This Schedule 13G is filed by Telescan, Inc. with respect to the shares of common stock of Individual Investor Group, Inc.

ITEM 1(A).  NAME OF ISSUER:
            Individual Investor Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            125 Broad Street, 14th Floor
            New York, NY 10004

ITEM 2(A).  NAME OF PERSON FILING
            Telescan, Inc.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5959 Corporate Drive, Suite 2000
            Houston, TX 77036

ITEM 2(C).  CITIZENSHIP
            Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock

ITEM 2(E).  CUSIP NO.
            455907105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
            N/A

            If this statement is filed pursuant to Rule 13d-1(c), Check this box. [X]

ITEM 4.     OWNERSHIP
            (a)   Amount beneficially owned: 1,147,432
            (b)   Percent of class: 11.1%
            (c)   Number of shares as to which such person has
                  (i)   sole power to vote or to direct the vote: 1,147,432
                  (ii)  shares power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition:
                        1,147,432
                  (iv)  shares power to dispose or to direct the disposition: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            N/A

                               Page 3 of 4 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            N/A

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Telescan, Inc.
October 8, 1999

                                          By:    /s/ ROGER C. WADSWORTH
                                                     Roger C. Wadsworth
                                                     Senior Vice President


                                Page 4 of 4 Pages